Exhibit 99.2

Amarantus Independently Confirms Published Chinese Positive MANF Tau Phosphorylation Data for Alzheimer's Disease

SAN FRANCISCO AND GENEVA, July 2, 2014 (GLOBE NEWSWIRE) -- Amarantus Bioscience Holdings, Inc. (AMBS), a biotechnology company focused on the discovery and development of novel diagnostics and therapeutics related to endoplasmic reticulum stress, cell cycle dysregulation, neurodegeneration and apoptosis, today announced it has independently confirmed MANF's activity in mitigating tau hyperphosphorylation in pre-clinical models of Alzheimer's disease. The studies commissioned by Amarantus independently confirm data published in 2012 in the Chinese Pharmacological Bulletin entitled "MANF Inhibits Tau Hyperphosphorylation in Cultured Neuronal Cells" in which the authors demonstrated that MANF had a pronounced effect in reducing Tau hyperphosphorylation, reducing cell death, and improving overall cellular health in in vitro models of Alzheimer's disease.

"There has been a high degree of concern of late that data produced in China may not reproduce in Western labs," said Gerald E. Commissiong, President & CEO of Amarantus. "We are extremely pleased that the Company was able to reproduce these exciting findings, especially in light of our growing interest in the Asian market. What this tells us is that good science is currently being conducted on MANF in China, and we believe we can leverage this to the benefit of shareholders. China is continuing to emerge as a powerhouse across all sectors, including biotechnology. Establishing relationships in that part of the world early on will be tremendously valuable as we seek to fully exploit our MANF technology. Alzheimer's disease is a global problem that we believe will require global solutions."

In in vitro models of Alzheimer's disease, MANF improved cell viability and reduced tau hyperphosphorylation believed to be directly associated with human Alzheimer's disease. The data demonstrated a robust activity consistent with positive controls. The Company will begin to map out a strategy to evaluate MANF activity in animal models of Alzheimer's disease as part of its broader MANF research program.

About Mesencephalic-Astrocyte-derived Neurotrophic Factor (MANF)

MANF (Mesencephalic-Astrocyte-derived Neurotrophic Factor) is believed to have broad potential because it is a naturally-occurring protein produced by the body for the purpose of reducing and preventing apoptosis (cell death) in response to injury or disease, via the unfolded protein response of the endoplasmic reticulum. By manufacturing MANF and administering it to the body, Amarantus is seeking to use a regenerative medicine approach to assist the body with higher quantities of MANF when needed. Amarantus is the front-runner and primary holder of intellectual property (IP) around MANF, and is initially focusing on the development of MANF-based protein therapeutics. MANF's current lead indication is Retinitis Pigmentosa, and other applications including Parkinson's disease, Alzheimer's disease and Wolfram's Syndrome. Additional applications for MANF may include Traumatic Brain Injury (TBI), myocardial infarction, antibiotic-induced ototoxicity and certain other rare orphan diseases currently under evaluation.

About Amarantus BioScience Holdings, Inc.

Amarantus BioScience Holdings (AMBS) is a biotechnology company developing treatments and diagnostics for diseases associated with neurodegeneration and protein misfolding-related apoptosis. AMBS has licensed Eltoprazine ("Eltoprazine"), a phase 2b ready small molecule indicated for Parkinson's Levodopa induced dyskinesia and Adult ADHD. AMBS has an exclusive worldwide license to the Lymphocyte Proliferation test ("LymPro Test(R)") for Alzheimer's disease and owns the intellectual property rights to a therapeutic protein known as Mesencephalic-Astrocyte-derived Neurotrophic Factor ("MANF") and is developing MANF-based products as treatments for brain disorders. AMBS also owns intellectual property for the diagnosis of Parkinson's disease ("NuroPro") and the discovery of neurotrophic factors ("PhenoGuard"). Amarantus operations are located at Janssen Labs @QB3 in San Francisco, CA. For further information please visit www.Amarantus.com, or connect with the Company on Facebook, LinkedIn, Twitter and Google+.

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CONTACTS

Amarantus Bioscience Holdings, Inc.:

Aimee Boutcher, Investor Relations

408.737.2734 x 101

ir@amarantus.com